Exhibit 10.2

GOLDEN MINERALS COMPANY

2013 Key Employee Long-Term Incentive Plan

December 13, 2013

1.                                      Purpose.

(a)                                 Golden Minerals Company (“Golden Minerals” or the “Company”) has established this 2013 Key Employee Long-Term Incentive Plan (the “Plan”).

(b)                                 The purpose of the Plan is to retain the services of a select group of officers and employees to motivate them to contribute to the growth of the Company

2.                                      Definitions

(a)                                 “Affiliate” means any entity that controls, is controlled by, or is under common control with the Company.

(b)                                 “Award Account” shall have the meaning provided in Section 4.

(c)                                  “Board” means the Board of Directors of Golden Minerals.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(e)                                  “409A Change of Control” means a Change of Control that qualifies as a “change in control event,” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

(f)                                   “Change of Control” means, unless otherwise provided in the Unit Agreement, (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation of the Company with or into any other corporation or entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger, or reorganization or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred.

(g)                                  “Committee” means an existing or newly formed committee of two or more Independent Directors appointed by the Board.

(h)                                 “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the board of directors of an Affiliate.

(i)                                     “Continuous Service” means, unless otherwise provided in the Unit Agreement, that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director, Officer or Consultant, is not interrupted or terminated.  Unless otherwise provided in the Unit Agreement, the Participant’s Continuous Service shall not be deemed terminated merely because a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director, Officer or Consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service to the Company or an Affiilate as an Employee, Director, Officer or Consultant.  For example, a change in status from an Employee of the Company to a Consultant of an Affiliate may not constitute an interruption of Continuous Service.  The Board, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence, including sick leave, military leave or any other personal leave.

(j)                                    “Deferral Authorization” shall have the meaning provided in Section 7(b).

(k)                                 “Deferral Direction” shall have the meaning provided in Section 7(b).

(l)                                     “Deferral Election” shall have the meaning provided in Section 7(b).

(m)                             “Director” means a member of the Board of Directors of Golden Minerals.

(n)                                 “Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability to carry out effectively the duties and obligations to the Company and its Affiliates performed by such person immediately prior to such disability for a period of at least six (6) months, as determined in the good faith judgment of the Board.

(o)                                 “Employee” means any person employed by Golden Minerals or an Affiliate.  Services as a Director or payment of a director’s fee by the Company or an Affiliate alone shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(p)                                 “Equity Plan” shall have the meaning provided in Section 7(d).

(q)                                 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(r)                                    “Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(i)                                     If the Shares are listed on any “established securities market”, as defined in Treas. Reg. Section 1.897-1(m) or any successor thereto, the Fair Market Value of a Share shall be the closing sales price for such Share as quoted on such market (or the market with the greatest volume of trading in the Shares if such Shares are traded on more than one market) on the day of determination (or if no sales were reported on such day, on the most recent trading day on which a sales transaction was reported), as reported by such market or such other source as the Board reasonably deems reliable.

(ii)                                  In the absence of such markets for the Shares, the Fair Market Value shall be determined in good faith by the Board using a reasonable valuation method in accordance with Treas. Reg. Section 1.409A-1(b)(5)(iv)(B) or any successor thereto.

(s)                                   “Grant Date” shall mean the date on which the Board grants Units to a Participant.

(t)                                    “Independent Director” means (i) a director who satisfies the definition of Independent Director or similar definition under the applicable securities exchange rules and regulations upon which the Shares are traded from time to time, if applicable, and (ii) a director who either (A) is not a current employee of Golden Minerals or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of Golden Minerals or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), is not an officer of Golden Minerals or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from Golden Minerals or an “affiliated corporation” for services in any capacity other than as a director or (B) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(u)                                 “Officer” means any person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(v)                                 “Participant” means a person to whom Units are granted pursuant to the Plan or, if applicable, such other person who holds outstanding Units.

(w)                               “Payment Date” shall have the meaning provided in Section 7(c).

(x)                                 “Retirement” means a Participant’s retirement from the Company or an Affiliate, (i) on or after attaining age 55 and completing at least ten (10) years of services or (ii) on or after attaining age 62.

(y)                                 “Separation from Service” shall have the meaning set forth in Section 7(b), below.

(z)                                  “Settlement Amount” shall have the meaning set forth in Section 7(c).

(aa)                          “Shares” means shares of Golden Minerals’ common stock, par value $0.01 per share.

(bb)                          “Unforeseeable Emergency” shall have the meaning provided in Section 7(b).

(cc)                            “Unit” shall mean a notional interest having an economic value equal to one Share and which entitles the holder thereof, under certain circumstances, to payment of certain compensation in the future based on the value thereof.  Units are not actual Shares or assets of Golden Minerals, nor does a Unit provide any stockholder rights to the holder thereof.

(dd)                          “Unit Agreement” shall mean one or more written agreements, as may be amended from time to time, which are entered into by and between the Company and a Participant.  The terms of any Unit Agreement shall not vary any of the term set forth in the Plan.

(ee)                            “Vesting Date” shall mean each date on which a Participant’s Units vest, whether according to the original vesting schedule or due to acceleration under Section 5(d).

3.                                      Administration.

(a)                                 Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee.  The Board may, at any time and for any reason in its sole discretion, rescind all or any portion of such delegation.

(b)                                 Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)                                     To construe and interpret the Plan and any agreements issued pursuant to the Plan and to establish, amend and revoke rules and regulations for their administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(ii)                                  To amend the Plan as provided in Sections 14 and 15.

(iii)                               To waive in its sole discretion, at any time and from time to time, with respect to any award pursuant to Section 5 of the Plan, the vesting requirement set forth in Section 5(d) of the Plan, and to permit Units to vest on an earlier date, including the Grant Date.

(iv)                              Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of Golden Minerals which are not in conflict with the provisions of the Plan.

(c)                                  Delegation to Committee.  The Board may delegate administration of the Plan and its powers and duties thereunder to a Committee or Committees, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated.  Upon such delegation, the Committee shall have the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be deemed to include the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan, except respecting matters under Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, or any rules or regulations issued thereunder, which are required by such rules or regulations to be determined in the sole discretion of the Committee.

(d)                                 Effect of Decision of the Board or a Committee; No Liability.   All determinations, interpretations and constructions made by the Board or a Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.  No member of the Board or a Committee or any person to whom duties hereunder have been delegated shall be liable for any action, interpretation or determination made in good faith, and such persons shall be entitled to full indemnification and reimbursement consistent with applicable law, in the manner provided in Golden Minerals’ Certificate of Incorporation and Bylaws as the same may be amended from time to time, or as otherwise provided in any agreement between any such member and Golden Minerals.

4.                                      Maintenance of Records.  Golden Minerals shall maintain a bookkeeping account (“Award Account”) for each Participant on account of each grant of Units hereunder, which account shall be credited in accordance with the terms of this Plan and the elections of each Participant pursuant to this Plan.  Such accounts shall be maintained solely to evidence unfunded obligations of Golden Minerals.

5.                                      Award of Units.

(a)                                 Eligibility/Grant.  Participation in the Plan shall be limited to a select group of Officers and Employees of the Company.  The grant of Units to any Officer or Employee will be at the sole and exclusive discretion of the Board. Each grant of Units shall be held in an Award Account for the Participant, along with any additional cash, Units, or other items credited to such account in accordance with Section 6, below.

(b)                                 Unit Agreement.  Each Participant who receives Units shall receive a Unit Agreement.  As a condition to the effectiveness of the grant, the Participant shall acknowledge and agree to be bound by the terms, conditions and restrictions of the Plan by signing a copy of the Unit Agreement.  The Participant shall be entitled to benefits, if any, in accordance with the Participant’s Unit Agreement and this Plan.  In the event of a conflict between the terms of this Plan and a Unit Agreement, the terms of this Plan shall be controlling.  The Unit Agreement shall set forth the following terms of the grant:  (i) the number of Units, (ii) the Grant Date, and (iii) the vesting schedule.

(c)                                  Vesting.  The Participant shall have no rights to any payments with respect to the Participant’s Units until the Units have vested.  The vesting schedule for each grant of Units shall be specified by the Board at the time of grant and will be set forth in the Participant’s Unit Agreement.  Except as provided in Section 5(d), any grants of Units shall be conditioned upon the Continuous Service of the Participant during the vesting period, although vesting may also be conditioned on the attainment of certain performance goals during the vesting period and if the Participant’s Continuous Service is terminated during the vesting period, the Participant’s unvested Units shall terminate and become forfeited on such date.  If no vesting schedule is specified in the Unit Agreement, the Units shall vest according to the following schedule:

1st anniversary of Grant Date:	33%

2nd anniversary of Grant Date:	33%

3rd anniversary of Grant Date:	34%

(d)                                 Acceleration of Vesting. The Participant’s Units shall be fully vested if the Participant’s Continuous Service with the Company is terminated by reason of the Participant’s death, Disability or Retirement. In the event of a Change of Control, all outstanding Units shall vest in full.  The Participant’s vested Units shall be paid as set forth in Section 7 below.

(e)                                  No Stockholder Rights.  Units shall not entitle the holder thereof to any stockholder rights, including, but not limited to, voting rights.

6.                                      Dividends, Distributions and Adjustments.

(a)                                 Whenever a cash dividend or any other distribution is paid with respect to Shares, the Award Account, as applicable, of each Participant shall be credited with an additional amount of Units equal in number to the number of Shares that could have been purchased had such dividend or other distribution been paid on the amount of Units in the Award Account (on the record date for such dividend or distribution) and the amount of such dividend or value of such other distribution been used to acquire additional Shares at the Fair Market Value on the date such dividend or other distribution is paid.  The value of any such other distribution on or related to Shares shall, at the option of the Board (or an authorized Committee of the Board), be either determined by the Board or independently established.

(b)                                 The Units shall be fully adjusted upon the occurrence of any stock split, stock dividend, combination or reclassification, recapitalization, merger or similar event, and shall be appropriately adjusted for the value (determined in the manner provided above with respect to distributions) of any right, privilege or opportunity provided or offered by Golden Minerals to holders of Shares.

7.                                      Payment

(a)                                 Payment; General. Except as provided in subsection (b), below, payment in respect of a Participant’s vested Unit shall occur on the Vesting Date for such Units.  The amount payable shall be determined in accordance with Section 7(c), below.

(b)                                 Deferral of Payment.

(i)                                     The Board may upon grant, or from time to time, authorize or require the Participants in the Plan to defer payment in respect of some or all of theirUnits.  All amounts deferred under this Section 7 shall be paid to Participants on the earlier of (A) a 409A Change of Control, and (B) the later of (i) the date of the Participant’s “separation from service,” as such term is used or defined in Code Section 409A(a)(2)(A)(i), Treasury Regulation Section 1.409A-1(h), or any successor law or regulation) (“Separation From Service”) and (ii) the date on which the vesting of the Units is scheduled to occur assuming the Participant remained in the Continuous Service of the Company.

(ii)                                  In the event that the Board has authorized but not required Participants to defer payment on certain Units (a “Deferral Authorization”), any Participant may, but is not required to, elect to defer receipt of payment in respect of some or all of the Participant’s designated Units by indicating such election to Golden

Minerals on an election form supplied by Golden Minerals (each a “Deferral Election”).  Each Deferral Election must be made no later than the close of the calendar year prior to the calendar year in which the Units are issued.  Notwithstanding the foregoing, for the first year in which a Participant becomes eligible to participate in this Plan, the Participant may make an initial Deferral Election within 30 days after the date the Participant becomes eligible to participate in this Plan, provided that such Deferral Election shall apply only to such Participant’s initial grant of Units under the Plan.  Each Deferral Election shall be irrevocable with respect to the Units and related amounts to which it applies.

(iii)                               In the event that the Board has required the deferral of payment on certain Units (a “Deferral Direction”), the Deferral Direction must occur in connection with the grant of Units and the terms of the Deferral Direction shall be reflected in the Unit Agreement.

(iv)                              In the event that a Participant incurs an Unforeseeable Emergency, the Board may direct the immediate payment of all or a portion of the Participant’s vested deferred Units such that the amount payable pursuant to such payment (determined in accordance with Section 7(c), below) shall be an amount that the Board determines to be necessary to (i) satisfy such Unforeseeable Emergency and (ii) pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  The preceding sentence shall be construed and administered in accordance with the requirements of Section 409A(a)(2)(B)(ii) of the Code.  If a Participant has suffered an Unforeseeable Emergency, the Board may, in its sole discretion, authorize the cessation of deferrals by such Participant under the Plan.  “Unforeseeable Emergency” shall mean a severe financial hardship to an Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(ii).

(c)                                  Payment Amount.  On the applicable payment date determined in accordance with Section 7(a) or (b) above (the “Payment Date”), the Participant shall be entitled to receive an amount equal to (i) the Fair Market Value of a number of Shares equal to the number of Units payable on such date (which amount includes, for avoidance of doubt, additional Units credited to the Participant’s Award Account in accordance with Section 6, above in respect of dividend equivalent amounts on the original Units), and (ii) any cash amounts or other amounts related to such Units that were credited to the Participant’s Award Account in accordance with Section 6, above (the “Settlement Amount”).

(d)                                 Company Election to Pay in Cash or Shares.  The Settlement Amount shall generally be payable in cash.  Notwithstanding the foregoing, the Board may, to the extent (i) sufficient Shares are available for issuance under the Golden Minerals Company 2009 Equity

Incentive Plan or any other plan pursuant to which the Company’s common stock is issuable that has been adopted in accordance with applicable law and applicable stock exchange rules (the 2009 Equity Incentive Plan or any other such plan, the “Equity Plan”), and (ii) the issuance of such Shares would be consistent with the terms of the Equity Plan, the listing standards of any stock exchange on which the Shares are then listed, and the provisions of applicable law, elect to pay some or all of the Settlement Amount in Shares of fully vested stock issued under the Equity Plan.  In no event shall any fractional Shares be issued to any Participant.

(e)                                  Withholding.  Payments made pursuant to Units shall be subject to applicable federal, state, local and other withholding taxes, and the Company’s obligation to make payment pursuant to the Units shall be subject to Participant making arrangement with the Company for the withholding of same.

8.                                      Restrictions on Transferability/ Alienability.  Units, whether or not vested, may not be sold, assigned, transferred by gift or otherwise, pledged or hypothecated, or otherwise disposed of, by operation of law or otherwise at any time.  Any attempt to do so shall be null and void.  No amount due or payable under the Plan or any interest in the Plan, shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. No such amount shall in any manner be liable for or subject to the debts or liability of any Participant. Prior to delivery of Shares by Golden Minerals pursuant to Sections 7, no Participant shall have any right to transfer or assign any Share, or any right to receive any Share, credited to him or her under this Plan. Any purported assignment shall be null and void.

9.                                      Participant’s Rights Unsecured. The right of a Participant to receive any payment hereunder shall rank as an unsecured claim against Golden Minerals and shall be subject to the claims of general creditors in the event of the bankruptcy or insolvency of Golden Minerals.  Assets that may be set aside for Golden Minerals’ convenience with respect to the Plan, and bookkeeping accounts maintained pursuant to the Plan, shall not in any way be construed as assets held in trust for, or be subject to any prior claim by, an Participant or beneficiary.

10.                               Listing and Qualification of Stock. In the event that the Board chooses to issues Shares under the Equity Plan as payment in respect to Units hereunder, the obligation of the Company to deliver such Shares shall be subject to all applicable United States federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares until completion of any stock exchange listing, or other qualification of such Shares under any United States federal or state law rule or regulation as the Company may consider appropriate, and may require any individual to whom Shares are to issued, such individual’s beneficiary or legal representative, as applicable, to make such representations and furnish such information as the Board may consider necessary, desirable or advisable in connection with the issuance or delivery of the Shares in compliance with applicable laws, rules and regulations.

11.                               Non-Uniform Determinations. The Board’s determinations under this Plan (including, without limitation, determinations of the persons to receive Units, the form, term, provisions, amount and timing of the grant of such Units and of the agreements evidencing the same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Units under this Plan, whether or not such persons are similarly situated.

12.                               Effective Date.  The Plan shall become effective on December 13, 2013.

13.                               Section 409A.  Golden Minerals intends that payments and benefits payable under the Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the Plan shall be construed in accordance with such intent.  To the extent such payments or benefits could become subject to such Section, Golden Minerals shall cooperate with the Participant to amend the Plan with the goal of providing to the Participant the economic benefits described in the Plan in a manner that does not result in such tax being imposed. Notwithstanding any other provision of this Plan to the contrary, if (1) on the date of a Participant’s Separation from Service (as such term is used or defined in Code Section 409A(a)(2)(A)(i), Treasury Regulation Section 1.409A-1(h), or any successor law or regulation), any of Golden Minerals’ equity is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (2) as a result of such Separation from Service, the Participant would receive any payment that, absent the application of this sentence, would be subject to interest and additional tax imposed pursuant to Code Section 409A as a result of the application of Code Section 409A(2)(B)(i), then, to the extent necessary to avoid the imposition of such interest and additional tax, such payment shall be deferred until the earlier of (i) 6 months after the Participant’s Separation from Service, (ii) the Participant’s death, (iii) of such earlier time as may be permitted under Code Section 409A.

14.                               Amendment of the Plan and Units Awards.

(a)                                 Amendment of Plan. The Board at any time, and from time to time, may amend the Plan, provided that such amendment does not result in a violation of Section 409A of the Code.

(b)                                 Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Participants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder and/or to bring the Plan into compliance therewith.

(c)                                  No Impairment of Rights. Rights under any Units granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless the Participant consents in writing.

(d)                                 Amendment of Unit Awards. The Board at any time, and from time to time, may amend the terms of any one or more Unit awards; provided, however, that the rights under any Units award shall not be impaired by any such amendment unless the applicable Participant consents in writing and provided further that such amendment does not result in a violation of Section 409A of the Code.

15.                               Termination or Suspension of the Plan.

(a)                                 Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the tenth anniversary of the Effective Date, after which no grants of Units may be made; provided, that administration of the Plan shall continue in effect until all matters relating to Units previously granted have been settled.

(b)                                 No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Unit award granted while the Plan is in effect except with the written consent of the Participant.

(c)                                  Savings Clause. This Plan is intended to comply in all aspects with applicable laws and regulations. In case any one more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law or regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of this Plan.

16.                               Choice of Law.  The law of the Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.